Exhibit 99.1

Implant Sciences Board Announces Appointment of

Dr. William McGann as CEO

WILMINGTON, Mass., Jan. 20, 2015 -- Implant Sciences Corporation (OTCQB: IMSC), a leading manufacturer of explosives trace detection (ETD) and drugs trace detection solutions for homeland security applications, announced today that Chief Operating Officer William McGann has been named as the Company's Chief Executive Officer, effective immediately.  Dr. McGann replaces Glenn D. Bolduc, who resigned his position on 16 January 2015 as Chief Executive Officer of the Company and his seat on the Company's Board of Directors.

"Implant Sciences is a leader in developing innovative capabilities, tools and solutions to counter the evolving terrorism threats and help law enforcement curb drugs and narcotics. Implant Sciences has built a world-class team and foundation of technology and capabilities that enabled the company's B220 device to achieve TSA approval and a purchase contract.  Based on these accomplishments, we look forward to pursuing the continued expansion of our sales into new markets across the United States and internationally," stated Dr. McGann.

About Implant Sciences

Implant Sciences is a leader in developing and manufacturing advanced detection capabilities to counter and eliminate the ever-evolving threats from explosives and drugs. The Company's team of dedicated trace detection experts has developed proprietary technologies used in its commercial products, thousands of which have been sold across more than 50 countries worldwide.  The Company's ETDs have received approvals and certifications from several international regulatory agencies including the TSA in the U.S., STAC in France, the German Ministry of the Interior, and the Ministry of Public Safety in China.  It also received a GSN 2013 Homeland Security Award for "Best Explosives Detection Solution".  All Implant Sciences products are recognized as Qualified Anti-Terrorism Technologies by the Department of Homeland Security. For further details on the Company and its products, please visit the Company's website at www.implantsciences.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements. Such risks and uncertainties include, but are not limited to: the risk that there is no guaranty that U.S. or foreign government and law enforcement agencies or commercial consumers will purchase any of our products or that any new products we may develop will be accepted by the TSA or by such other governments, agencies or consumers; economic, political and other risks associated with international sales and operations could adversely affect our sales; our business is subject to intense competition and rapid technological change, and our success will depend on our ability to develop and introduce new products; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K, 10-Q and 8-K. Such statements are based on management's current expectations and assumptions which could differ materially from the forward-looking statements.

Implant Sciences Corporation

Company Contact:

Mike Turmell, Director

978-752-1700 x 116

or

Investor Contact:

Laurel Moody

646-810-0608